Exhibit 99.1

Biostage Reports Second Quarter 2019 Financial Results

-        Preparing to file first IND in September 2019

Holliston, MA – August 13, 2019 – Biostage, Inc. (OTCQB: BSTG) (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat life-threatening conditions of the esophagus, bronchus and trachea, today announced its financial results for the three and six months ended June 30, 2019.

Similar to its first quarter, Biostage focused its main efforts in the second quarter on finalizing the groundwork for its planned September 2019 Investigational New Drug (IND) filing with the U.S. Food and Drug Administration (FDA). This milestone, subject to FDA approval, will mark Biostage’s transition to a clinical stage company and allow it to begin clinical trials of its groundbreaking Cellspan™ Esophageal Implant (CEI) product candidate.

Biostage has been working to meticulously prepare for these clinical trials during 2019, striving to get all the moving parts in place and up to the FDA’s rigorous quality and manufacturing standards.

Biostage CEO Jim McGorry commented that he is pleased with the Biostage team’s steady pace in fulfilling the FDA’s many requirements.

“We had a low-profile second quarter this past spring, but we’ve made great headway towards our imminent goal to file our first IND with the FDA in September. We believe our Cellspan implant has the potential to change lives, so after all the time and effort invested in this project, it’s a wonderful thing to see our clinical stage coming over the horizon. We still have a lot of due diligence and final details to work through, but the Biostage team along with our regulatory partners and consultants have been focused on reaching our goal.”

McGorry also explained that Biostage continues to bring in private placement funding at a premium to its share price in order to fund the Company.

“All the effort we’ve invested, of course, also comes alongside an appropriate cash requirement, and hence we are looking to re-engage with the U.S. capital markets. With the IND and planned clinical trials, we also have a plan in place to uplist our company to the NASDAQ exchange to generate more sustainable funding and see our product candidate through development. The ultimate goal after the upcoming IND is to first show safety and feasibility, then reach the underserved pediatric esophageal atresia patient population. Biostage and our clinical advisors believe our product is a game-changer for children who suffer from this debilitating and costly congenital condition.”

Summary of Financial Results

For the three months ended June 30, 2019, the Company reported a net loss of $2.4 million, or a net loss per share of $0.37, compared to a net loss of $2.1 million, or a net loss per share of $0.55 for the three months ended June 30, 2018. The $0.3 million year-over-year increase in net loss was due primarily to a $0.4 million increase in research and development costs, a $0.2 million increase in selling, general and administrative expenses, offset in part by a $0.1 million decrease in non-cash expense from change in the fair value of warrants. In addition, the Company recognized grant income for qualified expenditures from a Fast-Track Small Business Innovation Research (SBIR) grant of $223,000 for the three-month period ended June 30, 2019 compared to $76,000 for the three-month period ended June 30, 2018.

For the six months ended June 30, 2019, the Company reported a net loss of $4.4 million, or a net loss per share of $0.69, compared to a net loss of $3.6 million, or a net loss per share of $1.11 for the six months ended June 30, 2018. The $0.8 million year-over-year increase in net loss was due primarily to a $0.9 million increase in research and development costs and a $0.3 million increase in general and administrative expenses, offset in part by a $0.2 million net decrease in expense from change in the fair value of warrants. In addition, the Company recognized grant income for qualified expenditures from the SBIR grant of $337,000 for the six-month period ended June 30, 2019 compared to $135,000 for the six-month period ended June 30, 2018.

Balance Sheet and Cash

At June 30, 2019, the Company had cash on-hand of $1.3 million and no debt. The Company used net cash in operations of $3.3 million during the six months ended June 30, 2019.

During the six months ended June 30, 2019, the Company received $3.3 million from financing activities, including approximately $1.3 million from the issuance of 345,174 shares of common stock to investors in private placement transactions, and $2.0 million from the issuance of 1,000,000 shares of our common stock to an investor in connection with the exercise of a portion of the warrants that were issued on December 27, 2017.

2

Second Quarter Operating Highlights

During the second quarter of 2019, the Company advanced its operating programs aimed at bringing its potentially life-changing Cellframe™ technology to underserved patient populations. During the quarter, the Company:

•	Was the platinum sponsor of the May 2019 American Pediatric Surgical Association (APSA) meeting, including facilitating a podium presentation on translating its technology for pediatric esophageal atresia. In addition, Dr. Joseph P. Vacanti, the co-chairman of the Company’s Scientific Advisory Board, was named the President of APSA.
•	Raised approximately $1.3 million in private placements at a 45% market share premium and received $2.0 million from the exercise of warrants, extending the Company’s finances and demonstrating investor confidence in the Company’s technology.
•	Disclosed on Form 8-K that our Chief Financial Officer resigned from his role effective June 14, 2019. We are currently in the process of evaluating our options to fill the position.

Call-in Information:

Biostage will be hosting a conference call and webcast today at 9:00 am ET to review its operational progress and financial report. On that call, management may respond to questions from the audience and provide information on any of a number of topics related to the business.

To participate in the call, please dial (877) 407-8293 (domestic) or (201) 689-8349 (international). The live audio webcast will be accessible on the Events page of the Investors section on the Company's website at www.biostage.com, and will be archived for 60 days. An audio webcast will be available for one week following the call and can be accessed during that period by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) with Conference ID #: 13693548.

About Biostage, Inc.

Biostage is a biotechnology company developing bioengineered organ implants based on its Cellspan technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create bioengineered organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

3

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to effectiveness of the Company's technology, development expectations and regulatory approval of any of the Company’s products, including those utilizing its Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of the Company’s products, including those utilizing its Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, the Company’s ability to obtain and maintain regulatory approval for its products; plus other factors described under the heading "Item 1A. Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

Peter Chakoutis

Vice President of Finance

774-233-7300

pchakoutis@biostage.com

4

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value and share data)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash	$1,251	$1,305
Restricted cash	50	50
Grant receivable	223	176
Prepaid expenses and other current assets	516	623
Total current assets	2,040	2,154
Property, plant and equipment, net	477	479
Right-of-use assets	119	-
Total non-current assets	596	479
Total assets	$2,636	$2,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$251	$160
Accrued and other current liabilities	461	404
Warrant liability	89	98
Current portion of operating lease liability	94	-
Total current liabilities	895	662
Operating lease liability, net of current portion	25	-
Total liabilities	$920	$662

Stockholders’ equity:
Undesignated preferred stock, $0.01 par value; 984,000 shares authorized and none issued and outstanding at June 30, 2019 and December 31, 2018	$-	$-
Common stock, $0.01 par value; 120,000,000 shares authorized at June 30, 2019 and December 31, 2018; 7,018,325 and 5,669,645 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	70	57
Additional paid-in capital	61,765	57,677
Accumulated deficit	(60,119)	(55,763)
Total stockholders’ equity	1,716	1,971
Total liabilities and stockholders’ equity	$2,636	$2,633

5

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months ended June 30,		Six Months ended June 30,
	2019	2018	2019	2018

Revenues	$-	$-	$-	$-

Operating expenses:
Research and development	1,376	928	2,410	1,480
Selling, general and administrative	1,292	1,105	2,292	2,033
Total operating expenses	2,668	2,033	4,702	3,513

Operating loss	(2,668)	(2,033)	(4,702)	(3,513)

Other income (expense):
Grant income	223	76	337	135
Change in fair value of warrant liability	16	(96)	9	(220)
Other expense	-	(7)	-	(7)
Total other income (expense), net	239	(27)	346	(92)

Net loss	$(2,429)	$(2,060)	$(4,356)	$(3,605)

Basic and diluted net loss per share	$(0.37)	$(0.55)	$(0.69)	$(1.11)
Weighted average common shares, basic and diluted	6,592	3,720	6,299	3,238

6

BIOSTAGE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,356)	$(3,605)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	824	267
Depreciation	115	128
Amortization of right-of-use assets	23	-
Change in fair value of warrant liability	(9)	220
Loss on disposal of property, plant and equipment	-	8
Changes in operating assets and liabilities:
Grant receivable	(47)	(127)
Prepaid expenses and other current assets	107	62
Accounts payable	56	(759)
Accrued and other current liabilities	57	577
Lease liabilities	(23)	-
Net cash used in operating activities	(3,253)	(3,229)

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(78)	(89
Cash received from sale of property, plant and equipment	-	64
Net cash used in investing activities	(78)	(25)

CASH FLOWS FROM FINANCING ACTIVITIES
Return of related party advance	-	(300)
Proceeds from issuance of common stock and warrants, net of offering costs	1,277	5,322
Proceeds from exercise of warrants	2,000	-
Net cash provided by financing activities	3,277	5,022
Net increase (decrease) in cash and restricted cash	(54)	1,768
Cash and restricted cash at beginning of period	1,355	4,038
Cash and restricted cash at end of period	$1,301	$5,806

7